Exhibit 99.01

OG&E fuel cost reduction largely offsets rate increase request

OKLAHOMA CITY -- Oklahoma Gas and Electric Company today made two filings at the Oklahoma Corporation Commission. The first was a request to lower the amount the company collects from customers for the fuel used to generate electricity and the second was a request for a general rate case in 2016 to raise electric rates. If approved, customers will see their bills decrease in January and likely not see the rate increase before June of next year. Considered together, residential customers would see a net increase of about 47 cents per month.

Beginning in January 2016, OG&E residential customers' bills will drop approximately $6.75 per month largely as a result of declining fuel prices. OG&E passes fuel costs directly to the customer without markup. Due to the continuing drop in natural gas prices in recent months, OG&E fuel cost collections needed to be reduced, resulting in the need to true up costs and make a refund through lower charges on customer bills going forward.

In its general rate case filing, the company intends to seek a rate increase of $92.5 million. The company's current electric rates were last set in 2012. The proposed increase largely would be offset by the fuel decrease, resulting in a net monthly increase of approximately 47 cents per month. "The need for a rate increase is driven by three key things that are not covered in our current rates," said OG&E spokesman Randy Swanson. "We have added approximately $1.6 billion in electric infrastructure, we have terminated a wholesale generation contract for the benefit of our retail customers and we face increased operating costs. While OG&E has successfully kept most operating costs down, there has been a need to increase spending in certain areas related to system reliability such as vegetation management."

Since OG&E's last rate case, the company has added 700 miles of transmission lines, 5,500 miles of distribution lines, more than 11,000 transformers and twelve substations to better serve a growing number of customers. None of these facilities are being recovered in the rates customers pay today.

Swanson also explained the customer benefit from the termination of the wholesale contract. "OG&E supplied a significant amount of electricity to a wholesale customer for several decades," he said. "We terminated that arrangement in 2015 and that power is now benefitting our retail customers. We believe that this is a great move for customers since it delays the need to add new generation which would come at a significantly higher cost."

OG&E, a subsidiary of OGE Energy Corp. (NYSE: OGE), serves approximately 819,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas.